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EXHIBIT 12

IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,
	2010	2011	2012	2013	2014
Earnings:
Income from Continuing Operations before
Provision (Benefit) for Income Taxes and
Gain on Sale of Real Estate	$331,941	$348,519	$296,805	$159,871	$223,373
Add:
Gain on Sale of Real Estate(1)	1,081	3,281	261	1,847	10,512
Fixed Charges	284,052	286,241	326,261	335,637	345,781

	$617,074	$638,041	$623,327	$497,355	$579,666

Fixed Charges:
Interest Expense, Net	$204,559	$205,256	$242,599	$254,174	$260,717
Interest Portion of Rent Expense	79,493	80,985	83,662	81,463	85,064

	$284,052	$286,241	$326,261	$335,637	$345,781

Ratio of Earnings to Fixed Charges	2.2x	2.2x	1.9x	1.5x	1.7x

(1)
Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 are $295, $920, $55, $430 and $2,205, respectively.

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  EXHIBIT 12
IRON MOUNTAIN INCORPORATED STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)